Comparison of change in value of $10,000 investment in Dreyfus A Bonds Plus, Inc.
and the Lehman Brothers Aggregate Bond Index

EXHIBIT A:

                                            Lehman
                                            Brothers
                         Dreyfus            Aggregate
                         A Bonds            Bond
      PERIOD             Plus, Inc.         Index *

      3/31/92            10,000             10,000
      3/31/93            11,709             11,329
      3/31/94            12,071             11,598
      3/31/95            12,435             12,176
      3/31/96            13,941             13,490
      3/31/97            14,482             14,152
      3/31/98            16,248             15,849
      3/31/99            16,582             16,878
      3/31/00            17,220             17,194
      3/31/01            18,932             19,348
      3/31/02            19,250             20,382

* Source: Lipper Inc.